UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2010

VIRAGE LOGIC CORPORATION

(Exact name of registrant as specified in its charter)

000-31089

(Commission File Number)

Delaware	77-0416232
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

47100 Bayside Parkway

Fremont, California 94538

(Address of principal executive offices, with zip code)

(510) 360-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Manoj Gujral to Compensation and Nominating and Governance Committees

On May 26, 2010, the Board of Directors (the “Board”) of Virage Logic Corporation (the “Company”) appointed Manoj Gujral to serve as a director effective immediately. Mr. Gujral was appointed as a Class II director and his term of office will expire at the Annual Meeting of Stockholders in 2011. Mr. Gujral was not initially appointed to serve on any committees of the Board.

At a meeting on May 28, 2010, the Board appointed Mr. Gujral to serve on the Compensation Committee and Nominating and Governance Committee of the Board. The Board also approved the payment to Mr. Gujral of cash retainers of (i) $8,750 per quarter for Board service (in lieu of the $7,500 approved by written consent on May 26, 2010), (ii) $5,000 per year for service on the Compensation Committee and (iii) $1,000 per year for service on the Nominating and Governance Committee.

Amendments to Severance Agreements with Alexander Shubat and Brian Sereda

At a meeting on May 28, 2010, the Board approved the entry by the Company into Amended and Restated Severance Agreements with Messrs. Shubat and Sereda, the Company’s Chief Executive Officer and Chief Financial Officer, respectively. These agreements amend and restate the Change in Control Agreements effective as of March 30, 2010.

Pursuant to the amended severance agreements, in the event of a termination without “cause” or a resignation for “good reason” (as such terms are defined in the agreements), whether or not related to a change in control, (i) Mr. Shubat would be entitled to entitled to receive two years of base salary continuation and monthly payments from the Company for a period of two years in an amount equal to health insurance premiums under COBRA or applicable state law, (ii) Mr. Sereda would be entitled to entitled to receive one year of base salary continuation and monthly payments from the Company for a period of one year in an amount equal to health insurance premiums under COBRA or applicable state law, and (iii) the exercise period with respect to any outstanding stock options held by either Mr. Shubat or Mr. Sereda will be extended from 90 days following the executive’s termination date to a period of one year following such termination date. In addition, in the event of a termination without cause or with good reason within 3 months prior to, or 12 months after, a change in control, (i) Mr. Shubat would be entitled to receive a lump sum payment equal to two times his target bonus for the year of termination, (ii) Mr. Sereda would be entitled to receive a lump sum payment equal to his target bonus for the year of termination, and (iii) each of Messrs. Shubat and Sereda would be entitled to full acceleration of vesting of all equity based awards then held by him. Severance benefits for each of Messrs. Shubat and Sereda are conditioned on the executive executing a release in favor of the Company.

The foregoing description is not a complete description of the amended severance agreements and is qualified in its entirety by reference to the amended severance agreements, which the Company will file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2010	VIRAGE LOGIC CORPORATION

	By:	/S/ BRIAN SEREDA
	Name:	Brian Sereda
	Title:	Vice President of Finance and Chief Financial Officer

3